EXHIBIT 99(a)


                               COASTAL PETE PERMIT
                               HEARING TO PROCEED


         APALACHICOLA, FL, June 30, 1997 -- Coastal Petroleum Company said an administrative law judge has denied a motion to relinquish jurisdiction to Florida's Department of Environmental Protection, which would have delayed or canceled a public hearing on Coastal's offshore drilling permit application.
         The Company said Judge Mary Clark, who previously scheduled a hearing to begin on September 29, had been asked to remand jurisdiction to the state agency so it could implement a new law that seeks to impose an increased surety bond requirement on Coastal.
         In last Friday's ruling, Judge Clark held the surety process separate from the permit process, and ordered that "discovery in the permit case should proceed without abeyance."
         A Coastal spokesman noted the Company's contention that the new surety bond statute cannot be applied to Coastal's permits. He also pointed out that Judge Clark's hearing will complete all administrative preconditions for the issuance of a permit, which was applied for over five years ago.
         Coastal is a majority-held subsidiary of Coastal Caribbean Oils & Minerals, Ltd. (Boston: CCO-B; CCO-BN).




                   Contact: Phillip W. Ware, at (904) 653-2732